Exhibit 10.2

Consulting Agreement

This Consulting Agreement (this “Agreement”) is entered into as of 21 February, 2020 (the “Effective Date”) by and between Angela Y. Jones (“Consultant”) and Compass Minerals International, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”).
WHEREAS, Consultant served as the Company’s Chief People Officer until February 19, 2020;
WHEREAS, contemporaneously herewith Consultant and the Company have agreed to that certain Final Release and Waiver of Claims (the “Release”);
WHEREAS, the Company desires to continue to benefit from the expertise and experience of Consultant following her termination of employment; and
WHEREAS, the Company desires to retain Consultant as a consultant of the Company, and Consultant desires to be so retained by the Company, on the terms and subject to the conditions more fully set forth in this Agreement.
Now, Therefore, in consideration of the mutual promises and conditions contained herein, the Parties agree as follows:
1.Consulting Services. In consideration for the Company’s agreement to the terms set forth in the Release, and provided Consultant timely signs, and does not revoke, the Release as provided therein, the Company agrees to retain Consultant effective as of the Effective Date to render such consulting and advisory services (the “Consulting Services”), as the Company may reasonably request from time to time, which Consulting Services shall include providing consultation with respect to human resources and related matters. Consultant shall provide the Consulting Services solely at the request of and pursuant to the direction of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, head of Human Resources, any Vice President in the Company’s Human Resources function or any individual serving in similar functional roles (the “Designated Individuals”). The period in which Consultant shall be available to provide such Consulting Services shall begin on the Effective Date and end on the earlier of December 31, 2020 or the date the Consulting Services are terminated pursuant to this Agreement (the “Consulting Period”). The Consulting Services will require no more than fifteen (15) hours per week, and no more than forty (40) hours per month, of Consultant’s time. Consultant hereby accepts such engagement and agrees to perform such Consulting Services for the Company upon the terms and conditions set forth in this Agreement. Consultant shall perform the Consulting Services only at mutually agreeable times and at a mutually agreeable location, which such agreement shall not be unreasonably withheld. Consultant may accept engagements by or employment with one or more third parties during the Consulting Period, provided Consultant continues to provide the Consulting Services pursuant to the terms of this Agreement and honors all covenants set forth in this Agreement and the Parties’ Confidentiality and Assignment of Invention Agreement and Restrictive Covenant Agreement.

2.Compensation. As compensation for the Consulting Services to be rendered by Consultant and Consultant’s commitments hereunder, the Company shall pay Consultant the total fee of $250,000, payable in substantially equal installments each month of the Consulting Period (the “Monthly Consulting Fee”). The Company will report all compensation paid to Consultant under this Agreement on IRS Form 1099, to the extent required to do so under the Internal Revenue Code. All amounts paid to Consultant under this Agreement shall constitute income from self-employment, and Consultant will be solely responsible for paying any and all federal, state, and local taxes (including FUTA and FICA) on compensation received under this Agreement. Consultant will indemnify the Company for, and hold it harmless from, any and all liability arising from any failure to withhold or pay such taxes and/or Consultant’s tax treatment under this Agreement. Consultant must complete and submit a Form W-9 to the Company before any compensation under this Agreement will be issued. Upon the termination of the Consulting Period for any reason, all future payments pursuant to this Agreement will cease; provided, however, in the event the Consulting Period is terminated by the Company without Cause or by Consultant for Good Reason pursuant to Section 5, the Company’s obligation to pay the Monthly Consulting Fee as provided in this Section 2 shall continue through December 31, 2020. For the avoidance of doubt, if Consultant does not timely execute, or if Consultant revokes, the Release as provided therein, this Agreement shall be null and void, and the Company shall not be obligated to pay any Monthly Consulting Fees or any other remuneration to Consultant under this Agreement.

3.Expenses. Consultant shall be entitled to receive reimbursement for all reasonable expenses, including travel expenses, incurred by Consultant at the request of the Company in connection with the performance of the Consulting Services within thirty (30) calendar days following submission of evidence of such expense by Consultant to the Company in accordance with the policies, practices and procedures of the Company as applied to its executive officers.

4.Independent Contractor Status. Consultant and the Company intend and agree that Consultant shall perform the Consulting Services as an independent contractor and not as an employee of the Company. The manner of and means by which Consultant executes and performs her obligations hereunder are to be determined by Consultant in her reasonable discretion. Consultant is not authorized to and shall not assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the Company or to bind the Company in any manner. Consultant agrees that she will not describe or hold herself out as an employee or agent of the Company. Consultant shall not be entitled to participate in or receive any benefits under any Company programs maintained for its employees. Should Consultant be deemed to have any rights of participation in any such programs, by signing below, Consultant hereby waives such rights freely, knowingly, and voluntarily. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, or fiduciary relationship between the Parties.

5.Termination of Consulting Arrangement. The consulting arrangement created by Section 2 of this Agreement between the Company and Consultant and the Consulting Period may be terminated only (a) by a mutual written agreement of the Company and Consultant, (b) by the Company for Cause (as defined below), or (c) by Consultant for Good Reason. “Good Reason” means the Company’s failure to pay within the fourteen (14) calendar day period following the date any Monthly Consulting Fee payment is due (as specified in Section 2), provided, that such failure is not cured within fourteen (14) calendar days of receipt by the Company of written notice of the failure to be provided by Consultant no earlier than the 11th day following the date such payment was originally due. “Cause” means (i) Consultant’s willful failure or refusal to perform in all material respects Consultant’s duties or to carry out in all material respects the reasonable and lawful directives of the Company or any Designated Individuals pursuant to this Agreement which remains uncorrected fourteen (14) calendar days after receipt of written notice of such failure or refusal, or (ii) any other material breach by Consultant of the terms of this Agreement after receipt of written notice of such breach that remains uncorrected fourteen (14) calendar days after Consultant receives written notice of such breach. For avoidance of doubt, Consultant’s refusal to perform Consulting Services that Consultant reasonably believes are unlawful or incriminating to Consultant shall not be deemed failure or refusal to perform.

6.Confidentiality and Non-Disparagement. The Parties agree that the confidentiality and non-disparagement clauses and all other covenants contained in the Release shall continue in full force and effect pursuant to their terms, both during and after the Consulting Period.

7.Notices. Any notice or other communication required or permitted hereunder shall be in writing and either personally delivered, sent by a reputable overnight carrier with signature required, or transmitted by email, addressed as follows:

If to Consultant:	If to the Company:
Angela Y. Jones	Compass Minerals International, Inc.
(last known personal address and email)	9900 West 109th Street, Suite 100
Overland Park, KS 66210
Attention: Chief Legal Officer
Email: legal@compassminerals.com

8.	Miscellaneous.

a.Entire Agreement. Together with the Release, the Confidentiality and Assignment of Invention Agreement, and the Restrictive Covenant Agreement, this Agreement constitutes the entire agreement of the Parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes and cancels any prior written or oral agreements between the Parties in respect of the subject matter of this Agreement.

b.Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by authorized representatives of both Parties.

c.Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

d.Waiver of Contractual Right. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

e.Applicable Law. This Agreement shall be governed by the laws of the state of Kansas, without regard to principles of conflicts of laws. The Parties consent and submit to the exclusive jurisdiction of the federal and state courts of Johnson County, Kansas for any matters arising out of this Agreement or the relationship between them.

f.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by electronic transmission, such signature page may serve as an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above to be effective as of the Effective Date.

Company:		Consultant:
COMPASS MINERALS INTERNATIONAL, INC.

By:	/s/ Kevin Crutchfield	/s/ Angela Y. Jones
	Kevin Crutchfield	By: Angela Y. Jones
President and CEO

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